As filed with the Securities and Exchange Commission on June 11, 2010

811-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The  undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:        Cushing MLP Funds Trust

Address of Principal Business Office:

3300 Oak Lawn Avenue
Suite 650
Dallas, Texas 75219

Telephone Number:

(214) 692-6334

Name and address of agent for service of process:

Jerry V. Swank
Swank Energy Income Advisors, LP
3300 Oak Lawn Avenue
Suite 650
Dallas, Texas 75219

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas in the State of Texas on the 11th day of June, 2010.

CUSHING MLP FUNDS TRUST

By:	/s/ Jerry V. Swank
Jerry V. Swank
Chief Executive Officer and
Sole Trustee

Attest:	/s/ John H. Alban
John H. Alban
Chief Financial Officer and Treasurer